IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

SAN ANTONIO DIVISION

In re:	§	Chapter 11
§
TOOTIE PIE COMPANY, INC. D/B/A	§	Case No. 13-51808
TOOTIE GOURMET PIE CAFÉ	§
§
Debtor	§

DEBTOR’S AGREED MOTION TO CONVERT PURCHASE ORDER FUNDING

PAYABLE TO UNSECURED CONVERTIBLE NOTE

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THIS PLEADING REQUESTS RELIEF THAT MAY BE ADVERSE TO YOUR INTERESTS. IF NO TIMELY RESPONSE IS FILED WITHIN TWENTY-ONE (21) DAYS FROM THE DATE OF SERVICE, THE RELIEF REQUESTED HEREIN MAY BE GRANTED WITHOUT A HEARING BEING HELD. A TIMELY FILED RESPONSE IS NECESSARY FOR A HEARING TO BE HELD.

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TO THE HONORABLE UNITED STATES BANKRUPTCY JUDGE:

Tootie Pie Company, Inc. (“Debtor” or “Debtor-in-Possession”), the Debtor and Debtor-in-Possession in the above captioned case, hereby files this Agreed Motion To Convert Purchase Order Funding Payable to Unsecured Convertible Note (the “Motion”) and in support of this Motion, the Debtor respectfully represents as follows:

PROCEDURAL BACKGROUND

1. On July 3, 2013, (the “Petition Date”), Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Code”) as a “small business” debtor. The Debtor continues to manage and operate its financial affairs as a debtor-in-possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code.

2. On February 14, 2014, Debtor filed is first amended plan and disclosure statement. On February 21, 2014, Debtor filed a supplement to its plan, and debtor intends on filing contemporaneously with this Motion a supplement to its disclosure statement.

I. JURISDICTION AND VENUE

3. This Court has jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

II. FACTUAL BACKGROUND

A. Generally

4. Pursuant to Court order entered on October 3, 2014, (Docket No 130) GRS Solutions, LLC, a company owned by Brian Gile, provided purchase order financing during the bankruptcy. Approximately $120,000 to $148,000 of the funds have not been repaid because 1) the funds were used toward company operations or 2) certain purchase orders failed.1 To the extent there are outstanding receivables owed to GRS Solutions, LLC at the time of confirmation, GRS Solutions, LLC has agreed to convert the amount owed in principal and interest to an unsecured 2 year promissory note at 8% interest with the right to convert the outstanding principal and interest to class A preferred stock under the same terms given to new investment dollars brought in post confirmation for a period of 12 months following the effective date of a confirmed plan.

1 In particular, one order from Time Inc. was partially canceled in the amount of approximately of $35,000. GRS Solutions, LLC’s agreement with Debtor provided that failed POs would be considered unsecured debts. However, the agreement also allowed GRS Solutions, LLC to subrogate against the customer, in this case Time, Inc. to recover the funds. Rather that have the negative press of Debtor or GRS Solutions, LLC suing a large customer such as Time Inc., Debtor contends it makes better business to grant GRS Solutions, LLC the treatment suggested herein. The agreement provided that payment received for orders financed and completed should have been repaid directly to GRS Solutions, LLC.

5. Therefore, Debtor respectfully requests authorization and approval from this Court for what is essentially post-petition financing from GRS Solutions, LLC pursuant to 11 U.S.C. §§ 364(b) and 503(b); Fed. R. Bankr. P. 2002, 4001(c) and 9014; and Local Rules 4001 and 9014 by converting the approved purchase order financing debt to an unsecured convertible note.

B. Debtor’s Need for Post-petition Financing

6. The proposed financing is critical to preserving and enhancing Debtor’s abilities to operate as a going concern and move through Confirmation. As such, the credit offered by GRS Solutions, LLC is allowable under section 364(b) of the Bankruptcy Code. Debtor is unable to obtain the financing on terms competitive with, let alone, more favorable than, the financing currently offered by GRS Solutions, LLC.

7. GRS Solutions, LLC is not an insider to Debtor.

8. Debtor believes that the material provisions set forth herein are fair, just and more than reasonable under the circumstances, ordinary and appropriate for financing for a debtor-in-possession in similar high-risk situations; the prosed financing terms reflect the debtor’s exercise of prudent business judgment consistent with its fiduciary duties, and that the 8% interest without administrative priority is supported by reasonably equivalent value and fair consideration.

9. The terms as set forth herein have been negotiated in good faith and were entered into under the parties’ own free will and with complete authority.

10. Debtor believes that the relief requested in this Application is necessary, essential and appropriate and is in the best interest of and will benefit Debtor, its creditors and the estate. Receiving this financing will, among other things, help provide Debtor with the necessary liquidity to (a) minimize disruption to the Debtor’s business and on-going operations; (b) preserve and maximize the value of the Debtor’s estate for the benefit of all of the creditors; and (c) avoid irreparable harm to Debtor and his creditors, business and assets.

WHEREFORE, Debtor respectfully requests that Debtor be permitted to convert the outstanding purchase order financing payable to GRS Solutions, LLC, in an amount up to $148,000, to an unsecured note at 8% simple interest, effective upon confirmation of Debtor’s plan of reorganization. Further, Debtor requests the outstanding principal and interest on the note be convertible to Class A preferred stock under the same terms given to new investment dollars brought in post confirmation for a period of 12 months following the effective date of a confirmed plan of reorganization at GRS Solutions, LLC’s option. Finally, Debtor requests the Court grant Debtor such other relief as the Court finds it is justly entitled.

Dated: February 27, 2014
Respectfully submitted,

	By:	/s/ Ronald J. Smeberg
RONALD J. SMEBERG
State Bar No. 24033967

THE SMEBERG LAW FIRM, PLLC
11550 IH 10 West, Suite 180
San Antonio, Texas 78230
210-695-6684 (Tel)
281-754-4042 (Fax)
ron@smeberg.com
ATTORNEY FOR DEBTOR
AGREED

Brian Gile
1530 Buena Park Dr.
Frisco, Texas 75033
Phone: (469) 400-0387
manager grs solutions, llc

CERTIFICATE OF SERVICE

I hereby certify that on February 27, 2014, true and correct copies of the attached was served upon the attached service list by first class mail postage prepaid.

By:	/s/ Ronald J. Smeberg